Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA Communications Corporation Reports Fourth Quarter 2021 Results;

Provides Full Year 2022 Outlook; and Declares Quarterly Cash Dividend

Boca Raton, Florida, February 28, 2022 (BUSINESS NEWSWIRE) — SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended December 31, 2021.

Highlights of the fourth quarter include:

•	Net income of $48.9 million or $0.44 per share

•	AFFO per share increased 13.3% over the prior year period on a constant currency basis

•	Total revenue of $595.3 million, an 11.1% growth over the prior year period

•	Repurchased 1.8 million shares cumulatively in the fourth quarter and subsequent to quarter end

In addition, the Company announced today that its Board of Directors has declared a quarterly cash dividend of $0.71 per share of the Company’s Class A Common Stock, an increase of approximately 22% over the dividend paid in the fourth quarter. The distribution is payable March 25, 2022 to the shareholders of record at the close of business on March 10, 2022.

“We had a very solid finish to 2021, producing record results on a number of metrics and positioning us for a strong 2022,” commented Jeffrey A. Stoops, President and Chief Executive Officer. “The US market was and remains particularly strong, with our largest US customers all disclosing robust capital expenditure plans for 2022. Domestic activity so far in 2022 has been strong, and leasing and services backlogs are at or near all-time highs. We believe domestic activity will remain strong into 2023 and perhaps beyond, given the size and scope of our customers’ 5G deployment plans. International results were strong as well in the fourth quarter, and gross leasing demand is expected to remain strong internationally, particularly in light of the recent 5G spectrum auction in Brazil and the upcoming 5G spectrum auction in South Africa. In addition, since our last earnings release we have commenced operations in Tanzania, through the acquisition of sites from Airtel, and in the Philippines, where we have commenced greenfield build operations. Both new markets are expected to grow favorably in the years to come. In the last 12 months we have executed material portfolio growth, stock repurchases and favorable refinancings. Since February 1, 2021, we have grown our site portfolio by over 8%. All of these favorable conditions and results allowed us to increase AFFO per share by double-digit percentages in the fourth quarter and for the full 2021 fiscal year over comparable prior periods. Our balance sheet remains in great shape, ending the year with the lowest average weighted cost of debt and the highest cash interest coverage ratio ever. We are extremely confident and excited about our future, so much so that we have just approved an increase to our quarterly dividend of approximately 22%. While a substantial increase, this dividend on an annual basis represents less than 25% of our AFFO in our 2022 Outlook, leaving us substantial capital for additional investment in portfolio growth and stock repurchases. We believe we will produce material growth in AFFO per share and, including the dividend, offer our shareholders very favorable prospects for additional value creation.”

Operating Results

The table below details select financial results for the three months ended December 31, 2021 and comparisons to the prior year period.

	Q4 2021	Q4 2020	$ Change	% Change	% Change excluding FX (1)
Consolidated	($ in millions, except per share amounts)
Site leasing revenue	$539.4	$493.0	$46.4	9.4%	9.8%
Site development revenue	55.9	43.0	12.9	30.0%	30.0%
Tower cash flow (1)	434.1	402.2	31.9	7.9%	8.3%
Net income	48.9	105.8	(56.9)	(53.8%)	26.2%
Earnings per share - diluted	0.44	0.94	(0.50)	(53.2%)	27.7%
Adjusted EBITDA (1)	409.1	380.6	28.5	7.5%	7.8%
AFFO (1)	310.8	280.1	30.7	11.0%	11.4%
AFFO per share (1)	2.81	2.49	0.32	12.9%	13.3%

(1)	See the reconciliations and other disclosures under “Non-GAAP Financial Measures” later in this press release.

Total revenues in the fourth quarter of 2021 were $595.3 million compared to $536.0 million in the prior year period, an increase of 11.1%. Site leasing revenue in the fourth quarter of 2021 of $539.4 million was comprised of domestic site leasing revenue of $432.2 million and international site leasing revenue of $107.2 million. Domestic cash site leasing revenue in the fourth quarter of 2021 was $421.7 million compared to $391.9 million in the prior year period, an increase of 7.6%. International cash site leasing revenue in the fourth quarter of 2021 was $108.1 million compared to $100.9 million in the prior year period, an increase of 7.2%, or an increase of 9.3% on a constant currency basis. Site development revenues in the fourth quarter of 2021 were $55.9 million compared to $43.0 million in the prior year period, an increase of 30.0%.

Site leasing operating profit in the fourth quarter of 2021 was $442.4 million, an increase of 10.8% over the prior year period. Site leasing contributed 97.1% of the Company’s total operating profit in the fourth quarter of 2021. Domestic site leasing segment operating profit in the fourth quarter of 2021 was $367.9 million, an increase of 12.0% over the prior year period. International site leasing segment operating profit in the fourth quarter of 2021 was $74.5 million, an increase of 5.3% from the prior year period.

Tower Cash Flow in the fourth quarter of 2021 of $434.1 million was comprised of Domestic Tower Cash Flow of $358.4 million and International Tower Cash Flow of $75.7 million. Domestic Tower Cash Flow in the fourth quarter of 2021 increased 8.6% over the prior year period and International Tower Cash Flow increased 5.0% over the prior year period, or increased 7.0% on a constant currency basis. Tower Cash Flow Margin was 81.9% in the fourth quarter of 2021, as compared to 81.6% for the prior year period.

Net income in the fourth quarter of 2021 was $48.9 million, or $0.44 per share, and included a $15.9 million loss, net of taxes, on the currency-related remeasurement of U.S. dollar denominated intercompany loans with foreign subsidiaries. Net income in the fourth quarter of 2020 was $105.8 million, or $0.94 per share, and included a $53.1 million gain, net of taxes, on the currency-related remeasurement of U.S. dollar denominated intercompany loans with foreign subsidiaries.

Adjusted EBITDA in the fourth quarter of 2021 was $409.1 million, a 7.5% increase over the prior year period. Adjusted EBITDA Margin in the fourth quarter of 2021 was 69.8% compared to 71.0% in the prior year period.

Net Cash Interest Expense in the fourth quarter of 2021 was $81.8 million compared to $85.9 million in the prior year period, a decrease of 4.8%.

AFFO in the fourth quarter of 2021 was $310.8 million, an 11.0% increase over the prior year period. AFFO per share in the fourth quarter of 2021 was $2.81, a 12.9% increase over the prior year period, or 13.3% on a constant currency basis.

Investing Activities

During the fourth quarter of 2021, SBA acquired 59 communication sites for total cash consideration of $38.4 million. SBA also built 88 towers during the fourth quarter of 2021. As of December 31, 2021, SBA owned or operated 34,177 communication sites, 17,356 of which are located in the United States and its territories and 16,821 of which are located internationally. In addition, the Company spent $13.6 million to purchase land and easements and to extend lease terms. Total cash capital expenditures for the fourth quarter of 2021 were $113.2 million, consisting of $11.1 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $102.1 million of discretionary cash capital expenditures (new tower builds, tower augmentations, acquisitions, and purchasing land and easements).

On January 4, 2022, the Company closed on 1,445 sites under the previously announced deal with Airtel Tanzania for $176.1 million. Additionally, subsequent to the fourth quarter of 2021, the Company purchased or is under contract to purchase 371 communication sites for an aggregate consideration of $137.1 million in cash. The Company anticipates that these acquisitions will be consummated by the end of the third quarter of 2022.

Financing Activities and Liquidity

SBA ended the fourth quarter of 2021 with $12.4 billion of total debt, $9.4 billion of total secured debt, $433.6 million of cash and cash equivalents, short-term restricted cash, and short-term investments, and $12.0 billion of Net Debt. SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 7.3x and 5.5x, respectively.

During the fourth quarter, the Company, through an existing trust, issued $1.79 billion of Tower Securities that have a blended interest rate of 2.217% and a weighted average life through the anticipated repayment date of 7.8 years. In addition, the Company repaid, at par, the entire aggregate principal amount of the 2013-2C Tower Securities, which had an anticipated repayment date of April 11, 2023 and redeemed the entire aggregate $1.1 billon principal amount of the 2016 4.875% Senior Notes, as well as paid all premiums and costs associated with such redemption.

As of the date of this press release, the Company had $560.0 million outstanding under the $1.5 billion Revolving Credit Facility.

During the fourth quarter of 2021, the Company repurchased 0.8 million shares of its Class A common stock for $263.6 million at an average price per share of $335.26 under its $1.0 billion stock repurchase plan. Subsequent to December 31, 2021, the Company repurchased 1.0 million shares of its Class A common stock for $350.0 million, at an average price per share of $334.40. After these repurchases, the Company had $586.4 million of authorization remaining under the plan. Since January 1, 2021, the Company has repurchased 2.9 million shares of its Class A common stock for $932.5 million at an average price per share of $318.59. Shares repurchased were retired.

In the fourth quarter of 2021, the Company declared and paid a cash dividend of $63.1 million.

Outlook

The Company is providing its initial full year 2022 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s full year 2022 Outlook assumes the acquisitions of only those communication sites under contract and anticipated to close at the time of this press release. The Company may spend additional capital in 2022 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2022 guidance. The Outlook also does not contemplate any additional repurchases of the Company’s stock during 2022, although the Company may ultimately spend capital to repurchase additional stock during the remainder of the year.

The Company’s Outlook assumes an average foreign currency exchange rate of 5.45 Brazilian Reais to 1.0 U.S. Dollar, 1.27 Canadian Dollars to 1.0 U.S. Dollar, 2,300.00 Tanzanian shillings to 1.0 U.S. Dollar, and 15.60 South African Rand to 1.0 U.S. Dollar for the full year 2022 outlook. When compared to 2021 actual foreign currency exchange rates, these 2022 foreign currency rate assumptions negatively impacted the 2022 full year Outlook by approximately $6.7 million for leasing revenue, $4.6 million for Tower Cash Flow, $3.9 million for Adjusted EBITDA, and $3.5 million for AFFO.

(in millions, except per share amounts)	Full Year 2022
Site leasing revenue (1)	$2,235.0	to	$2,255.0
Site development revenue	$193.0	to	$213.0
Total revenues	$2,428.0	to	$2,468.0
Tower Cash Flow (2)	$1,779.0	to	$1,799.0
Adjusted EBITDA (2)	$1,673.0	to	$1,693.0
Net cash interest expense (3)	$320.0	to	$325.0
Non-discretionary cash capital expenditures (4)	$45.0	to	$55.0
AFFO (2)	$1,263.0	to	$1,303.0
AFFO per share (2) (5)	$11.48	to	$11.85
Discretionary cash capital expenditures (6)	$525.0	to	$545.0

(1)	The Company’s Outlook for site leasing revenue includes revenue associated with pass through reimbursable expenses.
(2)	See the reconciliation of this non-GAAP financial measure presented below under “Non-GAAP Financial Measures.”
(3)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(4)	Consists of tower maintenance and general corporate capital expenditures.
(5)

Outlook for AFFO per share is calculated by dividing the Company’s outlook for AFFO by an assumed weighted average number of diluted common shares of 110.0 million. Our Outlook does not include the impact of any potential future repurchases of the Company’s stock during 2022.

(6)

Consists of new tower builds, tower augmentations, communication site acquisitions and ground lease purchases. Does not include expenditures for acquisitions of revenue producing assets not under contract at the date of this press release.

Conference Call Information

SBA Communications Corporation will host a conference call on Monday, February 28, 2022 at 5:00 PM (EST) to discuss the quarterly results. The call may be accessed as follows:

When:	Monday, February 28, 2022 at 5:00 PM (EST)
Dial-in Number:	(844) 867-6169
Access Code:	1653120
Conference Name:	SBA Fourth quarter 2021 results
Replay Available:	February 28, 2022 at 11:00 PM to March 14, 2022 at 12:00 AM (TZ: Eastern)
Replay Number:	(866) 207-1041 – Access Code: 7027116
Internet Access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release and our earnings call include forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) customer activity and demand for the Company’s wireless communications infrastructure during 2022 and thereafter, both domestically and internationally, and the impact of customer 5G deployment and recent and upcoming spectrum auctions on such demand (ii) the capital expenditure plans of the Company’s customers in 2022, (iii) the Company’s leasing and services backlogs and the impact of that backlog on future customer activity, (iv) the Company’s future capital allocation and its impact on the Company’s financial results in 2022, (v) growth in the Company’s international markets, including in its new markets of Tanzania and the Philippines, (vi) the Company’s financial and operational performance in 2022, the assumptions it made and the drivers contributing to its full year guidance, (vii) the timing of closing for currently pending acquisitions, (viii) the Company’s ability to produce material growth in AFFO per share and shareholder value, including through its increased quarterly dividend, and (ix) foreign exchange rates and their impact on the Company’s financial and operational guidance.

The Company wishes to caution readers that these forward-looking statements may be affected by the risks and uncertainties in the Company’s business as well as other important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to identify and acquire sites at prices and upon terms that will provide accretive portfolio growth; (3) the Company’s ability to accurately identify and manage any risks associated with its acquired sites, to effectively integrate such sites into its business and to achieve the anticipated financial results; (4) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (5) the impact of continued consolidation among wireless service providers in the U.S. and internationally, including the impact of the completed T-Mobile and Sprint merger, on the Company’s leasing revenue; (6) the Company’s ability to successfully manage the risks associated with international operations, including risks associated with foreign currency exchange rates; (7) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (8) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for its business while seeking to attain its investment goals; (9) the Company’s ability to acquire land underneath towers on terms that are accretive; (10) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular in the United States, Brazil, South Africa, Tanzania, and in other international markets; (11) the ability of Dish to compete as a nationwide carrier; (12) the Company’s ability to obtain future financing at commercially reasonable rates or at all; (13) the ability of the Company to achieve its long-term stock repurchases strategy, which will depend, among other things, on the trading price of the Company’s common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions; (14) the Company’s ability to achieve the new builds targets included in its anticipated annual portfolio growth goals, which will depend, among other things, on obtaining zoning and regulatory approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build additional towers in 2022; (15) the extent and duration of the impact of the COVID-19 pandemic on the global economy, on the Company’s business and results of operations, and on foreign currency exchange rates; and (16) the Company’s ability to meet its total portfolio growth, which will depend, in addition to the new build risks, on the availability of sufficient towers for sale to meet our targets, competition from third parties for such acquisitions and our ability to negotiate the terms of, and acquire, these potential tower portfolios on terms that meet our internal return criteria. With respect to its expectations regarding the ability to close pending acquisitions, these factors also include satisfactorily completing due diligence, the amount and quality of due diligence that the Company is able to complete prior to closing of any acquisition and its ability to accurately anticipate the future performance of the acquired towers, the ability to receive required regulatory approval, the ability and willingness of each party to fulfill their respective closing conditions and their contractual obligations and the availability of cash on hand or borrowing capacity under the Revolving Credit Facility to fund the consideration. With respect to the repurchases under the Company’s stock repurchase program, the amount of shares repurchased, if any, and the timing of such repurchases will depend on, among other things, the trading price of the Company’s common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions, the availability of stock, the Company’s financial performance or determinations following the date of this announcement in order to use the Company’s funds for other purposes. With respect to the recent acquisition of towers in Tanzania and greenfield build operations in the Philippines, these factors also include a variety of factors outside of the Company’s control, including the accuracy of the information provided to the Company, the health of the Tanzanian and Philippine economies and wireless communications markets, and the willingness of carriers to invest in their networks in those markets. Furthermore, the Company’s forward-looking statements and its 2022 outlook assumes that the Company continues to qualify for treatment as a REIT for U.S. federal income tax purposes and that the Company’s business is currently operated in a manner that complies with the REIT rules and that it will be able to continue to comply with and conduct its business in accordance with such rules. In addition, these forward-looking statements and the information in this press release is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on February 25, 2021.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures and the other Regulation G information is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North, Central, and South America, South Africa, the Philippines, and Tanzania. By “Building Better Wireless,” SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant communication sites to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (in thousands, except per share amounts)

	For the three months ended December 31,		For the year ended December 31,
	2021	2020	2021	2020
Revenues:
Site leasing	$539,396	$492,947	$2,104,087	$1,954,472
Site development	55,866	42,958	204,747	128,666

Total revenues	595,262	535,905	2,308,834	2,083,138

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion, and amortization shown below):
Cost of site leasing	97,008	93,659	386,391	373,778
Cost of site development	42,921	34,333	159,093	102,750
Selling, general, and administrative expenses (1)	63,483	47,412	220,029	194,267
Acquisition and new business initiatives related adjustments and expenses	10,095	4,024	27,621	16,582
Asset impairment and decommission costs	14,484	10,994	33,044	40,097
Depreciation, accretion, and amortization	169,895	180,383	700,161	721,970

Total operating expenses	397,886	370,805	1,526,339	1,449,444

Operating income	197,376	165,100	782,495	633,694

Other income (expense):
Interest income	1,324	641	3,448	2,981
Interest expense	(83,081)	(86,545)	(352,919)	(367,874)
Non-cash interest expense	(11,651)	(11,803)	(47,085)	(24,870)
Amortization of deferred financing fees	(4,899)	(4,847)	(19,589)	(20,058)
Loss from extinguishment of debt, net	(25,829)	—	(39,502)	(19,463)
Other (expense) income, net	(24,892)	77,986	(74,284)	(222,159)

Total other expense, net	(149,028)	(24,568)	(529,931)	(651,443)

Income (loss) before income taxes	48,348	140,532	252,564	(17,749)
Benefit (provision) for income taxes	554	(34,347)	(14,940)	41,796

Net income	48,902	106,185	237,624	24,047
Net (income) loss attributable to noncontrolling interests	—	(404)	—	57

Net income attributable to SBA Communications Corporation	$48,902	$105,781	$237,624	$24,104

Net income per common share attributable to SBA Communications Corporation:

Basic	$0.45	$0.96	$2.17	$0.22

Diluted	$0.44	$0.94	$2.14	$0.21

Weighted average number of common shares
Basic	108,855	110,707	109,328	111,532

Diluted	110,727	112,538	111,177	113,465

(1)

Includes non-cash compensation of $24,670 and $16,525 for the three months ended December 31, 2021 and 2020, respectively, and $81,919 and $66,816 for the year ended December 31, 2021 and 2020, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	December 31, 2021	December 31, 2020
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$367,278	$308,560
Restricted cash	65,561	31,671
Accounts receivable, net	101,950	74,088
Costs and estimated earnings in excess of billings on uncompleted contracts	48,844	34,796
Prepaid expenses and other current assets	30,813	23,875

Total current assets	614,446	472,990
Property and equipment, net	2,575,487	2,677,326
Intangible assets, net	2,803,247	3,156,150
Operating lease right-of-use assets, net	2,268,470	2,369,358
Acquired and other right-of-use assets, net	964,405	4,202
Other assets	575,644	477,992

Total assets	$9,801,699	$9,158,018

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS, AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$34,066	$109,969
Accrued expenses	68,070	63,031
Current maturities of long-term debt	24,000	24,000
Deferred revenue	184,380	113,117
Accrued interest	49,096	54,350
Current lease liabilities	238,497	236,037
Other current liabilities	18,222	14,297

Total current liabilities	616,331	614,801
Long-term liabilities:
Long-term debt, net	12,278,694	11,071,796
Long-term lease liabilities	1,981,353	2,094,363
Other long-term liabilities	191,475	186,246

Total long-term liabilities	14,451,522	13,352,405
Redeemable noncontrolling interests	17,250	15,194
Shareholders’ deficit:
Preferred stock - par value $0.01, 30,000 shares authorized, no shares issued or outstanding	—	—
Common stock - Class A, par value $0.01, 400,000 shares authorized, 108,956 shares and 109,819 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	1,089	1,098
Additional paid-in capital	2,681,347	2,586,130
Accumulated deficit	(7,203,531)	(6,604,028)
Accumulated other comprehensive loss, net	(762,309)	(807,582)

Total shareholders’ deficit	(5,283,404)	(4,824,382)

Total liabilities, redeemable noncontrolling interests, and shareholders’ deficit	$9,801,699	$9,158,018

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited) (in thousands)

	For the three months ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$48,902	$106,185
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, accretion, and amortization	169,895	180,383
Loss (gain) on remeasurement of U.S. dollar denominated intercompany loans	23,703	(79,559)
Non-cash compensation expense	25,227	16,975
Non-cash interest expense	11,651	11,803
Non-cash asset impairment and decommission costs	13,855	10,826
Loss from extinguishment of debt	24,046	—
Deferred income tax (benefit) provision	(5,799)	29,917
Other non-cash items reflected in the Statements of Operations	6,181	7,403
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, net	(31,866)	(10,077)
Prepaid expenses and other assets	(2,654)	5,185
Operating lease right-of-use assets, net	27,604	21,465
Accounts payable and accrued expenses	(3,684)	2,420
Accrued interest	22,619	20,466
Long-term lease liabilities	(29,407)	(25,648)
Other liabilities	(1,707)	(54,619)

Net cash provided by operating activities	298,566	243,125

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions	(69,950)	(71,519)
Capital expenditures	(43,287)	(33,195)
Other investing activities	(32,201)	11,726

Net cash used in investing activities	(145,438)	(92,988)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under Revolving Credit Facility	350,000	380,000
Repayment of Senior Notes	(1,113,409)	—
Proceeds from issuance of Tower Securities, net of fees	1,771,568	(108)
Repayment of Tower Securities	(575,000)	—
Payment of dividends on common stock	(63,124)	(51,490)
Proceeds from employee stock purchase/stock option plans	13,536	3,779
Payments related to taxes on net settlement of stock options and restricted stock units	(62,879)	(13)
Repurchase and retirement of common stock	(298,235)	(480,347)
Other financing activities	8,195	(6,588)

Net cash provided by (used in) financing activities	30,652	(154,767)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(2,553)	11,465
NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	181,227	6,835
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH:
Beginning of period	254,399	335,973

End of period	$435,626	$342,808

Selected Capital Expenditure Detail

	For the three months ended December 31, 2021	For the year ended December 31, 2021

	(in thousands)
Construction and related costs on new builds	$22,020	$61,202
Augmentation and tower upgrades	10,217	33,103
Non-discretionary capital expenditures:
Tower maintenance	9,298	34,541
General corporate	1,752	4,848

Total non-discretionary capital expenditures	11,050	39,389

Total capital expenditures	$43,287	$133,694

Communication Site Portfolio Summary

	Domestic	International	Total
Sites owned at September 30, 2021	17,322	16,750	34,072
Sites acquired during the fourth quarter	32	27	59
Sites built during the fourth quarter	5	83	88
Sites decommissioned/reclassified during the fourth quarter	(3)	(39)	(42)

Sites owned at December 31, 2021	17,356	16,821	34,177

Segment Operating Profit and Segment Operating Profit Margin

Domestic site leasing and International site leasing are the two segments within our site leasing business. Segment operating profit is a key business metric and one of our two measures of segment profitability. The calculation of Segment operating profit for each of our segments is set forth below.

	Domestic Site Leasing		Int’l Site Leasing		Site Development
	For the three months		For the three months		For the three months
	ended December 31,		ended December 31,		ended December 31,
	2021	2020	2021	2020	2021	2020

	(in thousands)
Segment revenue	$432,205	$392,987	$107,191	$99,960	$55,866	$42,958
Segment cost of revenues (excluding depreciation, accretion, and amort.)	(64,285)	(64,448)	(32,723)	(29,211)	(42,921)	(34,333)

Segment operating profit	$367,920	$328,539	$74,468	$70,749	$12,945	$8,625

Segment operating profit margin	85.1%	83.6%	69.5%	70.8%	23.2%	20.1%

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures including (i) Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin; (ii) Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin; (iii) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share; (iv) Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”); and (v) certain financial metrics after eliminating the impact of changes in foreign currency exchange rates (collectively, our “Constant Currency Measures”).

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition.

Specifically, we believe that:

(1)    Cash Site Leasing Revenue and Tower Cash Flow are useful indicators of the performance of our site leasing operations;

(2)     Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is the primary measure used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by excluding the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of REITs. In addition, Adjusted EBITDA is similar to the measure of current financial performance generally used in our debt covenant calculations. Adjusted EBITDA should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance;

(3)    FFO, AFFO and AFFO per share, which are metrics used by our public company peers in the communication site industry, provide investors useful indicators of the financial performance of our business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. FFO, AFFO, and AFFO per share are also used to address questions we receive from analysts and investors who routinely assess our operating performance on the basis of these performance measures, which are considered industry standards. We believe that FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily depreciation, amortization and accretion and asset impairment and decommission costs). We believe that AFFO and AFFO per share help investors or other interested parties meaningfully evaluate our financial performance as they include (1) the impact of our capital structure (primarily interest expense on our outstanding debt) and (2) sustaining capital expenditures and exclude the impact of (1) our asset base (primarily depreciation, amortization and accretion and asset impairment and decommission costs) and (2) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods and the non-cash portion of our reported tax provision. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations, or rent free periods, the revenue or expense is recognized on a straight-lined basis over the fixed, non-cancelable term of the contract. We only use AFFO as a performance measure. AFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flows from operations or as residual cash flow available for discretionary investment. We believe our definition of FFO is consistent with how that term is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and that our definition and use of AFFO and AFFO per share is consistent with those reported by the other communication site companies;

(4)    Our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity and, to the extent that such measures are calculated on Net Debt are net of our cash and cash equivalents, short-term restricted cash, and short-term investments; and

(5)     Our Constant Currency Measures provide management and investors the ability to evaluate the performance of the business without the impact of foreign currency exchange rate fluctuations.

In addition, Tower Cash Flow, Adjusted EBITDA, and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement and indentures relating to our 2020 Senior Notes and 2021 Senior Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

Financial Metrics after Eliminating the Impact of Changes In Foreign Currency Exchange Rates

We eliminate the impact of changes in foreign currency exchange rates for each of the financial metrics listed in the table below by dividing the current period’s financial results by the average monthly exchange rates of the prior year period, and by eliminating the impact of the remeasurement of our intercompany loans. The table below provides the reconciliation of the reported growth rate year-over-year of each of such measures to the growth rate after eliminating the impact of changes in foreign currency exchange rates to such measure.

	Fourth quarter
	2021 year	Foreign	Growth excluding
	over year	currency	foreign
	growth rate	impact	currency impact

Total site leasing revenue	9.4%	(0.4%)	9.8%
Total cash site leasing revenue	7.5%	(0.4%)	7.9%
Int’l cash site leasing revenue	7.2%	(2.1%)	9.3%
Total site leasing segment operating profit	10.8%	(0.3%)	11.1%
Int’l site leasing segment operating profit	5.3%	(1.9%)	7.2%
Total site leasing tower cash flow	7.9%	(0.4%)	8.3%
Int’l site leasing tower cash flow	5.0%	(2.0%)	7.0%
Net income	(53.8%)	(80.0%)	26.2%
Earnings per share - diluted	(53.2%)	(80.9%)	27.7%
Adjusted EBITDA	7.5%	(0.3%)	7.8%
AFFO	11.0%	(0.4%)	11.4%
AFFO per share	12.9%	(0.4%)	13.3%

Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin

The table below sets forth the reconciliation of Cash Site Leasing Revenue and Tower Cash Flow to their most comparable GAAP measurement and Tower Cash Flow Margin, which is calculated by dividing Tower Cash Flow by Cash Site Leasing Revenue.

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months		For the three months		For the three months
	ended December 31,		ended December 31,		ended December 31,
	2021	2020	2021	2020	2021	2020

	(in thousands)
Site leasing revenue	$432,205	$392,987	$107,191	$99,960	$539,396	$492,947
Non-cash straight-line leasing revenue	(10,525)	(1,046)	895	894	(9,630)	(152)

Cash site leasing revenue	421,680	391,941	108,086	100,854	529,766	492,795
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(64,285)	(64,448)	(32,723)	(29,211)	(97,008)	(93,659)
Non-cash straight-line ground lease expense	1,023	2,593	360	460	1,383	3,053

Tower Cash Flow	$358,418	$330,086	$75,723	$72,103	$434,141	$402,189

Tower Cash Flow Margin	85.0%	84.2%	70.1%	71.5%	81.9%	81.6%

Forecasted Tower Cash Flow for Full Year 2022

The table below sets forth the reconciliation of forecasted Tower Cash Flow set forth in the Outlook section to its most comparable GAAP measurement for the full year 2022:

	Full Year 2022
	(in millions)
Site leasing revenue	$2,235.0	to	$2,255.0
Non-cash straight-line leasing revenue	(31.5)	to	(26.5)

Cash site leasing revenue	2,203.5	to	2,228.5
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(424.5)	to	(434.5)
Non-cash straight-line ground lease expense	—	to	5.0

Tower Cash Flow	$1,779.0	to	$1,799.0

Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement.

	For the three months ended December 31,
	2021	2020
	(in thousands)
Net income	$48,902	$106,185
Non-cash straight-line leasing revenue	(9,630)	(152)
Non-cash straight-line ground lease expense	1,383	3,053
Non-cash compensation	25,227	16,975
Loss from extinguishment of debt, net	25,829	—
Other expense (income), net	24,892	(77,986)
Acquisition and new business initiatives related adjustments and expenses	10,095	4,024
Asset impairment and decommission costs	14,484	10,994
Interest income	(1,324)	(641)
Total interest expense (1)	99,631	103,195
Depreciation, accretion, and amortization	169,895	180,383
(Benefit) provision for taxes (2)	(331)	34,566

Adjusted EBITDA	$409,053	$380,596

Annualized Adjusted EBITDA (3)	$1,636,212	$1,522,384

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)

For the three months ended December 31, 2021 and 2020, these amounts included $223 and $219, respectively, of franchise and gross receipts taxes reflected in the Statements of Operations in selling, general and administrative expenses.

(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months ended December 31,
	2021	2020
	(in thousands)
Total revenues	$595,262	$535,905
Non-cash straight-line leasing revenue	(9,630)	(152)

Total revenues minus non-cash straight-line leasing revenue	$585,632	$535,753

Adjusted EBITDA	$409,053	$380,596

Adjusted EBITDA Margin	69.8%	71.0%

Forecasted Adjusted EBITDA for Full Year 2022

The table below sets forth the reconciliation of the forecasted Adjusted EBITDA set forth in the Outlook section to its most comparable GAAP measurement for the full year 2022:

	Full Year 2022
	(in millions)
Net income	$445.5	to	$490.5
Non-cash straight-line leasing revenue	(31.5)	to	(26.5)
Non-cash straight-line ground lease expense	—	to	5.0
Non-cash compensation	83.0	to	78.0
Other expense, net	31.5	to	31.5
Acquisition and new business initiatives related adjustments and expenses	24.0	to	19.0
Asset impairment and decommission costs	28.5	to	23.5
Interest income	(10.5)	to	(7.5)
Total interest expense (1)	401.0	to	393.0
Depreciation, accretion, and amortization	671.5	to	661.5
Provision for taxes (2)	30.0	to	25.0

Adjusted EBITDA	$1,673.0	to	$1,693.0

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	Includes projections for franchise taxes and gross receipts taxes, which will be reflected in the Statement of Operations in Selling, general, and administrative expenses.

Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share

The table below sets forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement.

	For the three months ended December 31,
(in thousands, except per share amounts)	2021	2020
Net income	$48,902	$106,185
Real estate related depreciation, amortization, and accretion	168,870	179,394
Asset impairment and decommission costs	14,484	10,994

FFO	$232,256	$296,573
Adjustments to FFO:
Non-cash straight-line leasing revenue	(9,630)	(152)
Non-cash straight-line ground lease expense	1,383	3,053
Non-cash compensation	25,227	16,975
Adjustment for non-cash portion of tax (benefit) provision	(5,799)	29,917
Non-real estate related depreciation, amortization, and accretion	1,025	989
Amortization of deferred financing costs and debt discounts and non-cash interest expense	16,550	16,650
Loss from extinguishment of debt, net	25,829	—
Other expense (income), net	24,892	(77,986)
Acquisition and new business initiatives related adjustments and expenses	10,095	4,024
Non-discretionary cash capital expenditures	(11,050)	(9,957)

AFFO	$310,778	$280,086

Weighted average number of common shares (1)	110,727	112,538

AFFO per share	$2.81	$2.49

(1)	For purposes of the AFFO per share calculation, the basic weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Forecasted AFFO for the Full Year 2022

The table below sets forth the reconciliation of the forecasted AFFO and AFFO per share set forth in the Outlook section to its most comparable GAAP measurement for the full year 2022:

(in millions, except per share amounts)	Full Year 2022
Net income	$445.5	to	$490.5
Real estate related depreciation, amortization, and accretion	661.0	to	656.0
Asset impairment and decommission costs	28.5	to	23.5

FFO	$1,135.0	to	$1,170.0
Adjustments to FFO:
Non-cash straight-line leasing revenue	(31.5)	to	(26.5)
Non-cash straight-line ground lease expense	—	to	5.0
Non-cash compensation	83.0	to	78.0
Non-real estate related depreciation, amortization, and accretion	10.5	to	5.5
Amortization of deferred financing costs and debt discounts and non-cash interest expense	65.5	to	65.5
Other expense, net	31.5	to	31.5
Acquisition and new business initiatives related adjustments and expenses	24.0	to	19.0
Non-discretionary cash capital expenditures	(55.0)	to	(45.0)

AFFO	$1,263.0	to	$1,303.0

Weighted average number of common shares (1)	110.0	to	110.0

AFFO per share	$11.48	to	$11.85

(1)	Our assumption for weighted average number of common shares does not contemplate any additional repurchases of the Company’s stock during 2022.

Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Net Debt and Leverage calculations are as follows:

December 31, 2021
(in thousands)
2014-2C Tower Securities	$620,000
2018-1C Tower Securities	640,000
2019-1C Tower Securities	1,165,000
2020-1C Tower Securities	750,000
2020-2C Tower Securities	600,000
2021-1C Tower Securities	1,165,000
2021-2C Tower Securities	895,000
2021-3C Tower Securities	895,000
Revolving Credit Facility	350,000
2018 Term Loan	2,316,000

Total secured debt	9,396,000
2020 Senior Notes	1,500,000
2021 Senior Notes	1,500,000

Total unsecured debt	3,000,000

Total debt	$12,396,000

Leverage Ratio
Total debt	$12,396,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(433,617)

Net debt	$11,962,383

Divided by: Annualized Adjusted EBITDA	$1,636,212

Leverage Ratio	7.3x

Secured Leverage Ratio
Total secured debt	$9,396,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(433,617)

Net Secured Debt	$8,962,383

Divided by: Annualized Adjusted EBITDA	$1,636,212

Secured Leverage Ratio	5.5x